Exhibit 99


For Release April 28, 2004                                  Contact:
4:01 pm                                                     Richard F. Latour
                                                            President and CEO
                                                            Tel: 781-994-4800

                      MicroFinancial Incorporated Announces
                           First Quarter 2004 Results


Woburn, MA-- April 28, 2004-- MicroFinancial Incorporated (NYSE-MFI) announced today its financial results for the first quarter ended March 31, 2004.

First quarter revenues for the period ended March 31, 2004 were $18.0 million, compared to $25.6 million during the same period in fiscal 2003. The net loss for the quarter ending March 31, 2004 was $4.7 million, versus a net loss of $0.8 million for the same period last year. Loss per share for the year was ($0.36) on 13,179,548 shares, versus ($0.06) on 12,854,642 shares for the same period last year. The reduction in revenues is directly related to the Company's suspension of virtually all new originations beyond October 2002.

On a sequential basis, the net loss for the first quarter of 2004 improved $3.3 million from a loss of $8.0 million last quarter. This increase was primarily driven by a reduction in the provision for credit losses of $6.5 million.

The Company remains in full compliance with the terms and conditions of its securitizations and senior credit facility. The Company has made or exceeded all scheduled payments on these debt instruments in a timely manner. During the quarter, MicroFinancial was able to reduce its bank debt by $14.8 million to $40.5 million.

 Net cash provided by operating activities decreased 33.5% to $17.1 million, compared to $25.7 million in the first quarter of 2003. The Company repaid debt of $17.4 million on its senior credit facility and securitizations during the quarter. Receivables due in installments, estimated residual values, loans receivable, investment in service contracts and investment in rental equipment at March 31, 2004 was $210.9 million, or a decreased of 41% from March 31, 2003.


Total operating expenses for the quarter decreased 3.7% to $25.8 million compared to $26.8 million in 2003. Interest expense declined 69.2% to $0.8 million, as a result of lower average debt balances. Selling, general and administrative expenses decreased $1.9 million to $7.3 million for the quarter ended March 31, 2004, versus $9.2 million for the same period last year. The decrease was driven in part by a reduction in personnel related expenses of approximately $1.0 million, as management reduced headcount from 203 to 136, as well as a reduction of $0.7 million in rent expenses resulting from the consolidation of various office facilities. Depreciation and Amortization expense remained flat at $4.3 million for the quarter ended March 31, 2004. The provision for credit losses increased $2.6 million to $13.4 million for the quarter ended March 31, 2004 from $10.8 million for the same period last year. Gross charge-offs increased 29.9% to $21.2 million while recoveries decreased 38.5% to $1.6 million.

Richard Latour, President and Chief Executive Officer said, "I am pleased that the Company repaid debt balances on its senior credit facility and securitizations of $17.4 million in the quarter ended March 31, 2004. The Company has continued to outperform the financial expectations of our bank agreement by accelerating its required repayments."

MicroFinancial Incorporated continues to operate without the use of gain on sale
accounting   treatment  and  a  balance  sheet  with  total   liabilities   less
subordinated debt to total equity plus subordinated debt of 0.9 to 1.

                           MICROFINANCIAL INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)



                                                                                 December 31,     March 31,
                                                                                -------------- --------------
                                                                                     2003          2004
                                                                                     ----          ----
                                                          ASSETS
Net investment in leases and loans:
     Receivables due in installments                                              $ 175,788    $ 143,515
     Estimated residual value                                                        19,110       15,499
     Initial direct costs                                                             1,804        1,295
     Less:
        Advance lease payments and deposits                                             (37)         (34)
        Unearned income                                                             (23,729)     (17,034)
        Allowance for credit losses                                                 (43,011)     (36,814)
                                                                                  ---------    ---------
Net investment in leases and loans                                                $ 129,925    $ 106,427
Investment in service contracts                                                       8,844        7,688
Cash and cash equivalents                                                             6,533        6,196
Restricted cash                                                                       2,376        2,233
Property and equipment, net                                                           5,844        5,364
Other assets                                                                          2,892        2,124
                                                                                  ---------    ---------
          Total assets                                                            $ 156,414    $ 130,032
                                                                                  =========    =========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                                                     $  58,843    $  41,454
Subordinated notes payable                                                            3,262        3,262
Capitalized lease obligations                                                           209          165
Accounts payable                                                                      3,186        2,784
Other liabilities                                                                     4,104        3,324
Income taxes payable                                                                  7,789        7,826
Deferred income taxes payable                                                         7,755        4,627
                                                                                  ---------    ---------
          Total liabilities
                                                                                     85,148       63,442
                                                                                  ---------    ---------
Stockholders' equity:
     Preferred stock, $.01 par value; 5,000,000 shares authorized;
        no shares issued at 12/31/03 and 3/31/04                                         -             -
      Common stock, $.01 par value; 25,000,000 shares authorized;
        13,410,646 shares issued at 12/31/03 and 3/31/04, respectively                  134          134
     Additional paid-in capital                                                      44,245       44,324
     Retained earnings                                                               29,402       24,710
     Treasury stock, at cost (234,230 shares at 12/31/03 and 3/31/04)                (2,515)      (2,515)
     Unearned compensation                                                                0          (63)
                                                                                  ---------    ---------
          Total stockholders' equity                                                 71,266       66,590
                                                                                  ---------    ---------
          Total liabilities and stockholders' equity                              $ 156,414    $ 130,032
                                                                                  =========    =========

               MICROFINANCIAL INCORPORATED CONDENSED CONSOLIDATED
          STATEMENTS OF OPERATIONS (In thousands, except share and per share data)


                                                    For the three months ended
                                                            March 31,
                                                  ------------------------------
                                                        2003           2004
                                                        ----           ----

Revenues:
      Income on financing leases and loans      $      9,821    $      4,167
      Income on service contracts                      2,251           1,731
      Rental income                                    8,547           8,465
      Loss and damage waiver fees                      1,483           1,131
      Service fees and other                           3,469           2,514
                                                ------------    ------------
                 Total revenues                       25,571          18,008
                                                ------------    ------------

Expenses:
      Selling general and administrative               9,131           7,280
      Provision for credit losses                     10,799          13,408
      Depreciation and amortization                    4,270           4,294
      Interest                                         2,629             846
                                                ------------    ------------
                 Total expenses                       26,829          25,828
                                                ------------    ------------

Loss before provision for income taxes                (1,258)         (7,820)
Benefit for income taxes                                (503)         (3,128)
                                                ------------    ------------

Net loss                                        ($       755)   ($     4,692)
                                                ============    ============

Net loss per common share - basic               ($      0.06)   ($      0.36)
                                                ============    ============

Net loss per common share - diluted             ($      0.06)   ($      0.36)
                                                ============    ============

Weighted-average shares used to compute:
             Basic net loss per share             12,854,642      13,179,548
                                                ------------    ------------
             Fully diluted net loss per share     12,854,642      13,179,548
                                                ------------    ------------

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986.


Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes,"
"anticipates," "expects," "views, " and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.